UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MarineMax, Inc.

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MARINEMAX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 20, 2013

An Annual Meeting of Stockholders of MarineMax, Inc., a Delaware corporation, will be held at 8:00 a.m., local time, on Wednesday, February 20, 2013, at our principal executive offices located at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764 for the following purposes:

1. To elect three directors, each to serve for a three-year term expiring in 2016.

2. To approve an amendment to our 2011 Stock-Based Compensation Plan to increase the number of shares available for issuance under that plan by 1,000,000 shares.

3. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”).

4. To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending September 30, 2013.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on December 27, 2012 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

MICHAEL H. MCLAMB

Secretary

Clearwater, Florida

January 10, 2013

MARINEMAX, INC.

18167 U.S. Highway 19 North, Suite 300

Clearwater, Florida 33764

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of MarineMax, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 8:00 a.m. on Wednesday, February 20, 2013, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at our principal executive offices located at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2012 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2012 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first distributed on or about January 10, 2013 to all stockholders entitled to vote at the meeting.

Record Date and Outstanding Shares

Stockholders of record at the close of business on December 27, 2012 are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 23,764,636 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, at the close of business on December 27, 2012, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Alternatively, you may vote over the Internet as described above. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

If, at the close of business on December 27, 2012, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your vote. You are also invited to attend the meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting.

Required Votes

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast is required for the election of the three director nominees for three-year terms expiring in 2016, to approve the amendment to the 2011 Stock-Based Compensation Plan, and to ratify the appointment of Ernst & Young LLP as the independent auditor of our company for the fiscal year ending September 30, 2013. The advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”) is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting who will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees for director set forth in this proxy statement, (2) “for” the approval of the amendment to the 2011 Stock-Based Compensation Plan, (3) “for” the approval of the compensation of our named executive officers for fiscal 2012, (4) “for” the proposal to ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending September 30, 2013, and (5) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Ernst & Young LLP as the independent auditor of our company for the fiscal year ending September 30, 2013. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the proposal to amend the 2011 Stock-Based Compensation Plan, or the say-on-pay proposal if they have not received specific instructions from their clients. For your vote to be counted in the above, you now will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the proposal to amend the 2011 Stock-Based Compensation Plan, the say-on-pay proposal, or the proposal to ratify the appointment of Ernst & Young LLP as the independent auditor of our company for the fiscal year ending September 30, 2013, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

In accordance with our Corporate Governance Guidelines, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to our Board of Directors. Our Board of Directors, or another duly authorized committee of our Board of Directors, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Revocability of Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2012 Annual Report on Form 10-K, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but, except as indicated therein, is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Audit Committee Report” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.marinemax.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act.

We will provide, without charge, a printed copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The Board of Directors has nominated Hilliard M. Eure III, Joseph A. Watters, and Dean S. Woodman for election as Class III directors for three-year terms expiring in 2016 or until their respective successors have been elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Eure, Watters, and Woodman currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that the nominees will be unable or will decline to serve as directors.

The Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors.

Name	Age	Position
William H. McGill Jr.	69	Chairman of the Board, President, Chief Executive Officer, and Director
Michael H. McLamb	47	Executive Vice President, Chief Financial Officer, Secretary, and Director
Hilliard M. Eure III	76	Director(2)(3)(4)
Robert S. Kant	68	Director
Russell J. Knittel	62	Director(1)(2)
Charles R. Oglesby	65	Director(1)(3)
Joseph A. Watters	71	Director(1)(3)
Dean S. Woodman	84	Director(1)(2)(3)

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of Nominating/Corporate Governance Committee.

(4)	Independent Lead Director

William H. McGill Jr. has served as the Chief Executive Officer of our company since January 1998 and as the Chairman of the Board and as a director of our company since March 1998. Mr. McGill served as President of our company from January 1998 until September 2000 and re-assumed that position in July 2002. Mr. McGill was the principal owner and president of Gulfwind USA, Inc. from 1973 until its merger with our company in March 1998. Mr. McGill currently serves as a member of the Board of Trustees for the University of Tampa. We believe Mr. McGill’s service for more than 14 years as the Chief Executive Officer of our company; his intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our company; and his understanding of our culture, personnel, and strategies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael H. McLamb has served as Executive Vice President of our company since October 2002, as Chief Financial Officer since January 1998, as Secretary since April 1998, and as a director since November 2003. Mr. McLamb served as Vice President and Treasurer of our company from January 1998 until October 2002. Mr. McLamb, a certified public accountant, was employed by Arthur Andersen LLP from December 1987 to December 1997, serving most recently as a senior manager. We believe Mr. McLamb’s long service as our Chief Financial Officer for more than 14 years, his knowledge of the financial and operational aspects of our business, and his experience in public accounting provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Hilliard M. Eure III has served as a director of our company since December 2004. Mr. Eure was Managing Partner of the Tampa Bay office of KPMG (formerly Peat, Marwick, Mitchell & Co.) from July 1977 until 1993. From July 1968 until June 1977, he served as an Audit Partner in the Greensboro, North Carolina and Atlanta offices of KPMG. From 1993 until 2003, he was a consultant for several companies, including serving as President of a beverage retailing company. Since November 2009, he has served on the board of directors of USF Health Professions Conferencing Corporation, which is involved in the development of a Center for Advanced Medical Learning and Simulation. Mr. Eure previously served as a director of WCI Communities, Inc., a homebuilder whose stock was listed on the New York Stock Exchange. We believe Mr. Eure’s long career in public accounting, his financial, business, and accounting expertise, and his service as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert S. Kant has served as a director of our company since August 1998. Mr. Kant has been a principal shareholder of the law firm of Greenberg Traurig since September 1999. Prior to joining Greenberg Traurig, Mr. Kant was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, for more than 18 years. We believe Mr. Kant’s more than 14 years of service to our company, his long legal career, his representation of numerous public companies, and his knowledge of corporate law and corporate governance provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Russell J. Knittel has served as a director of our company since June 2009. Mr. Knittel is a director of Synaptics Incorporated, a leading worldwide developer and supplier of custom-designed human interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices and whose stock is listed on the Nasdaq Global Select Market. Mr. Knittel served as Interim President and Chief Executive Officer of Synaptics from October 2010 until September 2011, as Executive Vice President of Synaptics from July 2007 until October 2010, as Chief Financial Officer and Secretary of Synaptics from April 2000 until September 2009, and as Chief Administrative Officer and Treasurer of Synaptics from November 2001 until September 2009. Mr. Knittel served as Senior Vice President of Synaptics from November 2001 until being named Executive Vice President in July 2007. Mr. Knittel served as Vice President and Chief Financial Officer of Probe Technology Corporation from May 1999 to March 2000. Mr. Knittel is a director of OCZ Technology Group, Inc., a leading provider of high-performance solid state drives and memory modules for computing devices and systems, whose stock is traded on the Nasdaq Capital Market. We believe Mr. Knittel’s long service as an executive officer of Synaptics, his financial and operational experience, and his service as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Charles R. Oglesby has served as a director of our company since June 2012. Mr. Oglesby served as President and Chief Executive Officer of Asbury Automotive Group, Inc. from March 2007 until February 2011 and as Executive Chairman from February 2011 until July 2011. Mr. Oglesby joined Asbury in February 2002 as President of North Point Automotive Group in Little Rock, Arkansas and in 2004 assumed the additional responsibility of Nalley Automotive Group. Prior to joining North Point, he was President of the San Francisco-based First America Automotive, a 36-dealership group. Asbury Automotive Group is one of the largest automobile retailers in the United States. We believe that Mr. Oglesby’s executive leadership positions and wealth of experience and expertise in growing a business model with strong similarities to our company provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Joseph A. Watters has served as a director of our company since October 2005. Mr. Watters is a private investor. Mr. Watters served as the Chairman of Oceania Cruises, a cruise line, from January 2003 to December 2007. Mr. Watters served as President and Chief Operating Officer of Crystal Cruises from 1994 to 2001. While at Crystal Cruises, Mr. Watters was a member of the International Council of Cruise Lines’ executive committee from 1999 to 2001 and Board of Directors from 1994 to 2001. He was also a member of the Cruise Line International Association’s executive committee from 1995 to 1996 and management committee from 1994 to 2001. Prior to Crystal Cruises, Mr. Watters served as President and Owner of The Watters Group, President of Royal Viking Line from 1985 to 1989, and President of Princess Cruises from 1981 to 1985. Mr. Watters began his cruise line career with Princess Cruises in 1977. We believe that Mr. Watters’ senior management positions with leading companies in the cruise industry, his experience as an investor, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Dean S. Woodman has served as a director of our company since September 1999. Since July 1999, Mr. Woodman has served as a consultant to public and private companies specializing in financial assignments, private equity and debt placements, and mergers and acquisitions. Mr. Woodman was a Managing Director of ING Barings LLC (and its predecessor Furman Selz), an international investment banking firm, from July 1989 to June 1999 and a Managing Director in the investment banking group of Hambrecht & Quist from October 1984 to March 1988. Mr. Woodman was a founding partner of Robertson Colman Stephens & Woodman in 1978 and of Woodman, Kirkpatrick & Gilbreath in 1982. Previously, Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years, where he spent 16 years as director of West Coast corporate financing until 1978. Mr. Woodman serves as a director of Medallion Bank, a wholly owned subsidiary of Medallion Financial Corp., a publicly traded commercial finance company. In addition, Mr. Woodman previously served as Chairman of both Woodman Laboratories, Inc., a privately owned consumer products company, and SciClone Pharmaceuticals, Inc., a publicly traded biotechnology company. We believe Mr. Woodman’s long career in investment banking and his experience as an investor in numerous public and private companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Eure, Knittel, Oglesby, Watters, and Woodman are independent directors, as “independence” is defined by the listing standards of the New York Stock Exchange, because they have no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). Messrs. McGill and McLamb are employee directors, and Mr. Kant is a non-employee director.

Classification of our Board of Directors

Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. McLamb and Knittel are Class I directors whose terms will expire in 2014. Messrs. McGill, Oglesby, and Kant are Class II directors whose terms will expire in 2015. Messrs. Eure, Watters, and Woodman are Class III directors whose terms will expire at the meeting, but have been nominated by our Board of Directors for re-election for three-year terms expiring in 2016. There are no family relationships among any of our directors.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating/Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.MarineMax.com, the charters of our Audit, Compensation, and Nominating/Corporate Governance Committees; our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or New York Stock Exchange regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Executive Sessions

We regularly schedule executive sessions in which non-employee directors, meet without the presence or participation of management, with at least one of such sessions including only independent directors. The Lead Director chairs the executive sessions.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee, each consisting entirely of independent directors.

The Audit Committee

The purpose of the Audit Committee is to assist the oversight of our Board of Directors of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor and internal audit function. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Eure, Knittel, and Woodman, each an independent director of our company under the New York Stock Exchange rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Eure serves as the Chairman of the Audit Committee. The Board of Directors has determined that Messrs. Eure, Knittel, and Woodman (whose backgrounds are detailed above) each qualify as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Compensation Committee

The purpose and responsibilities of the Compensation Committee include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving the compensation level of our Chief Executive Officer based on this evaluation. The Compensation Committee also recommends to the Board of Directors, or as directed by the Board of Directors determines and approves, the compensation of our other executive officers, and considers the grant of stock-based awards to our executive officers under our 2011 Stock-Based Compensation Plan. The Compensation Committee currently consists of Messrs. Knittel, Oglesby, Watters, and Woodman, with Mr. Knittel serving as Chairman.

The Nominating/Corporate Governance Committee

The purpose and responsibilities of the Nominating/Corporate Governance Committee include the identification of individuals qualified to become board members, the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company, the oversight of the selection and composition of committees of the Board of Directors, and the oversight of the evaluations of the Board of Directors and management. The Nominating/Corporate Governance Committee currently consists of Messrs. Eure, Oglesby, Watters, and Woodman, with Mr. Watters serving as Chairman. The Nominating/Corporate Governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner consistent with our bylaws and addressed and delivered to our company’s secretary at the address listed herein. The Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating/Corporate Governance Committee are independent, as that term is defined by the listing standards of the New York Stock Exchange.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominating/Corporate Governance Committee oversees governance related risks, such as board independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background sets forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of the board by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer.

Our Board of Directors currently believes that it is in the best interests of our company to have our Chief Executive Officer also serve as the Chairman of the Board. Our Chairman and Chief Executive Officer provides strong, clear, and unified leadership that is critical in our relationships with our stockholders, employees, customers, suppliers, and other stakeholders. The extensive knowledge of the Chief Executive Officer regarding our operations and industries and the markets in which we compete uniquely positions him to identify strategies and prioritize matters for board review and deliberation. Additionally, the combined role of Chairman and Chief Executive Officer facilitates centralized board leadership in one person, so there is no ambiguity about accountability. The Chief Executive Officer serves as a bridge between management and the board, ensuring that both groups act with a common purpose. This structure also eliminates conflict between two leaders and minimizes the likelihood of two spokespersons sending different messages.

The board does not believe that combining the position creates significant risks, including any risk that the Chairman and Chief Executive Officer will have excessive or undue influence over the agenda or deliberations of the board. We have effective and active oversight by experienced independent directors and independent committee chairs, and the independent directors meet together in executive session at virtually every board meeting. We also have established a position of Lead Director who performs many of the duties that would be performed by an independent board chair. We currently select, on an annual basis, one of our independent directors to serve as Lead Director for the year. Mr. Eure currently serves as our Lead Director.

The Chairman of the Board provides guidance to the board; facilitates an appropriate schedule for board meetings; sets the agenda for board meetings; presides over meetings of the board; and facilitates the quality, quantity, and timeliness of the flow of information from management that is necessary for the board to effectively and responsibly perform its duties.

The Chief Executive Officer is responsible for the day-to-day leadership of our company and setting our company’s strategic direction.

The Lead Director’s duties include presiding over executive sessions of our independent directors; serving as a liaison between the non-employee directors, the Chief Executive Officer, and the Chairman of the Board;

chairing meetings of the Board of Directors in the absence of the Chairman of the Board; reviewing the agenda for each meeting of the Board of Directors; consulting with the Chairman of the Board and the Chief Executive Officer on matters relating to corporate governance and the performance of the Board of Directors; and facilitating teamwork and communication between the non-employee directors and management.

Director and Officer Hedging

We have a policy prohibiting directors and officers from purchasing financial instruments (including prepared forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset decreases in the market value of compensatory awards of our equity securities directly or indirectly held by them.

Stock Ownership Guidelines

Our Board of Directors believes that the alignment of directors’ interests with those of our stockholders is strengthened when board members are also stockholders. Therefore, our Board of Directors has adopted minimum stock ownership guidelines under which non-employee directors are expected to acquire shares of our company’s common stock with a value at least equal to the annual retainer paid for serving on the board. Non-employee directors are expected to satisfy at least the minimum guidelines beginning on the later of five years following (i) the date the guidelines were adopted (December 9, 2011) or (ii) the date the individual becomes a non-employee director. This program is designed to ensure that directors acquire a meaningful ownership interest in our company during their tenure on the board. We expect that all of our non-employee directors will at least comply with these minimum guidelines within the time period described above.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2012, our Compensation Committee consisted of Messrs. Knittel, Oglesby, Watters, and Woodman, as well as John B. Furman, until his resignation on June 7, 2012. None of these individuals had any contractual or other relationships with us during their terms as directors during the fiscal year except as directors. We entered into a consulting agreement with Mr. Furman upon his resignation from our Board of Directors.

Board and Committee Meetings

Our Board of Directors held a total of nine meetings during the fiscal year ended September 30, 2012. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.

During the fiscal year ended September 30, 2012, the Audit Committee held nine meetings; the Compensation Committee held eight meetings; and the Nominating/Corporate Governance Committee held four meetings.

Annual Meeting Attendance

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our annual meeting of stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of MarineMax, Inc. at the address listed herein c/o any specified individual director or directors. Any such letters are forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

Our Board of Directors has appointed a Compensation Committee, consisting of independent members of the Board of Directors, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and determine or recommend to the Board of Directors the compensation of our Chief Executive Officer based on this evaluation. The Compensation Committee also recommends to the Board of Directors, or as directed by the Board of Directors determines and approves, the compensation of our other executive officers. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals as they exist from time to time.

Our compensation program for executive officers consists primarily of base salaries, cash incentive bonuses, cash discretionary bonuses, and long-term incentives in the form of stock-based awards, which may include time-based or performance-based stock options, shares of restricted common stock, restricted stock units, or RSUs, or a combination thereof. Executives also participate in various other benefit plans, including medical and retirement plans that generally are available to all of our employees. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation.

Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives, with base salaries generally set at levels below those of our peer companies taking into account the possibility of the receipt by our executives of cash performance-based incentive bonuses. Cash incentive bonuses are designed to reward individuals for performance based on certain aspects of our company’s financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards also are intended to align compensation with the price performance of our common stock. Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. As a result of our performance-based philosophy to compensation, compensation levels may vary significantly from year to year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers assuming relatively equal achievement of performance targets.

We believe that the overall compensation levels for our executive officers, including our named executive officers, are in alignment with our pay-for-performance philosophy and have been consistent with our performance. At our 2012 Annual Meeting of Stockholders, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers described in our proxy statement related to our 2012 Annual Meeting of Stockholders. Holders of approximately 19.4 million of our outstanding shares voted “for” such advisory say-on-pay proposal, representing approximately 98% of the votes cast on the say-on-pay proposal. Our Compensation Committee and our Board of Directors considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy, policies, and practices were necessary based on such vote results.

Role of the Compensation Committee and Chief Executive Officer

At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of our Compensation Committee meetings, including meetings at which our compensation consultants may be present. This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that he regards as important to achieve our overall goals. Our Compensation Committee also requests our Chief Executive Officer to assess the performance of, and our goals and objectives for, the other executives. Although the participation of the Chief Executive Officer could influence goals, performance targets, and objectives, including his own, the Compensation Committee rather than our Chief Executive Officer makes all final determinations or board recommendations regarding setting individual and corporate goals, targets, objectives, and performance against such goals and targets.

The Compensation Committee reviews and approves or recommends to the full board the compensation of our Chief Executive Officer and our other executive officers. Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and approves or recommends to our Board of Directors the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee together with our Chief Executive Officer annually assesses the performance of our other executive officers. Based on recommendations from our Chief Executive Officer and the determinations of our Compensation Committee, our Compensation Committee approves or makes recommendations to our Board of Directors regarding the compensation of our other executive officers.

Compensation Surveys and Compensation Consultants

In determining compensation levels, we periodically review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. We use peer group information as a point of reference, but do not benchmark or target our compensation levels against our peer group.

From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants; our compensation consultants report directly to our Compensation Committee; and our compensation consultants do not perform any other services for our company.

Base Salary

We set base salaries at a level sufficient to attract, retain, and motivate our executives taking into account the fact that our executives have the opportunity to receive significant incentive compensation if they are able to achieve performance goals set from time to time. Base salaries for executive officers are established based on an executive’s position, responsibilities, skills, and experience. In determining base compensation, we also take into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The Compensation Committee’s evaluation of the foregoing factors is subjective, and Compensation Committee does not assign a particular weight to any factor. Our base salaries tend to be lower than those of our peer companies that do not place as much emphasis as we do on paying for performance.

Cash Incentive Compensation

Cash incentive compensation represents an important component of our overall executive compensation. Our cash incentive compensation reflects our pay-for-performance philosophy. We establish objective performance criteria when setting performance goals for the cash incentive compensation program for a particular year. The performance criteria may include a wide range of factors, including pretax income for our consolidated company or on a regional basis, customer satisfaction index, specific performance metrics, stock price performance, achievement of targeted results for various company operations, expense management, market share, inventory management, earnings before interest, taxes, depreciation, and amortization, operating margin, working capital, cash, cash management, and debt-to-equity ratio. The performance criteria vary on a year-to-year and executive-by-executive basis depending on the goals then deemed important for our company as a whole and for the particular executive officer and may be established for all or a portion of a year or for multiple years. We attempt to set each of our performance goals at a level that can be realistically achieved, but at a level that is challenging and consistent with achieving the desired corporate goal. In establishing performance goals, our Compensation Committee also may take into consideration prevailing as well as expected future economic conditions affecting our company’s business and industry. Our Compensation Committee, following its review of the mathematical computations prepared by our company and the corresponding report thereon from our internal audit department, determined that our executive officers satisfied 50% of their performance goals for fiscal 2010, 38% of their performance goals for fiscal 2011, and 69% of their performance goals for fiscal 2012.

Grants of Stock-Based Awards

We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to benefit from a significant position in our common stock. We have no ongoing policy for allocating among different types of stock-based awards. Therefore, we maintain the flexibility to grant each type of stock-based award. Among other factors, the amount and type of stock-based awards granted takes into account stock-based awards previously granted to an individual. Stock based compensation typically vests over a period of years to encourage executive retention and emphasize long-term performance and may also include specific performance metrics to be earned. Our Board of Directors grants stock-based awards at regularly scheduled meetings of the board after reviewing allocations recommended by the Compensation Committee following advice from the committee’s compensation consultants, an analysis of peer companies, specific goals to be achieved, and a wide range of other factors. See “Executive Compensation — Summary Compensation Table.”

Other Benefits

Executive officers are eligible to participate in benefit programs designed for all of our full-time employees. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

Deductibility of Executive Compensation

We take into account the tax effect of our compensation. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We currently intend to structure the performance- based portion of the compensation of our executive officers in a manner that complies with Section 162(m), including such awards granted pursuant to our 2011 Stock-Based Compensation Plan and Incentive Compensation Program.

Accounting Considerations

We account for stock-based awards in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 “Compensation — Stock Compensation” (ASC 718). In determining stock-based awards, we consider the potential expense of those grants under ASC 718 and the impact on our earnings per share.

Policies for the Pricing and Timing of Stock-Based Grants

We set the price of all stock-based awards at the closing price of our stock on the New York Stock Exchange on the date of grant. We grant the stock-based compensation at regularly scheduled meetings each year. In the case of new hires, we generally grant stock-based awards on start dates, which are determined by the date the employee reports for service.

Employment Agreements

Each of Messrs. McGill and McLamb is a party to an employment agreement with us, which provides for designated base salaries plus incentive compensation based on the performance of our company and the employees as determined by our Board of Directors. Each of the employment agreements provides for benefits in the event of certain changes in control of our company. These arrangements have no effect on our compensation arrangements absent a change in control. See “Executive Compensation — Employment Agreements.”

Fiscal 2012 Compensation

Summary

We worked with our executive compensation consultants in connection with our fiscal 2012 incentive compensation program to maintain our long-standing pay-for-performance philosophy. Our base salaries for our named executive officers for fiscal 2012 generally were at or below the 50th percentile level for our peer companies; our base salaries increased a total of 3%, including a base salary increase for an officer who assumed additional responsibilities in our human resources department; and we did not increase the base salary of our Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer. Overall cash compensation for our named executive officers increased 31% from fiscal 2011 levels, reflecting improved company performance. Stock-based compensation for our named executive officers was relatively unchanged from fiscal 2011.

Compensation Consultants

We engaged Compensia, Inc. to assist us in connection with our fiscal 2012 incentive compensation program. Compensia also assisted us in determining an appropriate group of peer companies. As a result of the absence of comparable direct competitors, the peer group was drawn from specialty retail companies. These peer companies consist of A.C. Moore Arts & Crafts, America’s Car-Mart, Bassett Furniture Industries, Blue Nile, Casual Male, Citi Trends, CONN’S, Cost Plus, Dorman Products, Golfsmith International Holdings, Haverty Furniture Companies, Hibbett Sports, Jos. A. Bank Clothiers, Kirkland’s, Lumber Liquidators, Movado Group, Sotheby’s, Sport Chalet, West Marine, and Zumiez. Compensia utilized the same market data for these peer company comparisons as provided for fiscal 2011 as there were not significant changes is this data from the prior year.

Base Salaries

Our named executive officers received base compensation for fiscal 2012 in accordance with their respective fiscal 2012 compensation plans as recommended by the Compensation Committee and approved by the Board of Directors. Mr. McGill’s base salary remained unchanged from fiscal 2010 and 2011 at an annual rate of $500,000. The base salaries of Messrs. McLamb, Russell, and Frahn remained unchanged from fiscal 2011 at annual rates of $265,000, $290,000, and $200,000, respectively. We increased the base salary of Ms. Day by $50,000 to recognize her assumption of additional responsibilities in our human resources department. In accordance with our pay-for-performance philosophy, our base compensation levels for our named executive officers for fiscal 2012 were generally lower than those of our peer companies, and the base salaries for Messrs. McGill, McLamb, and Russell were at or below the 50th percentile for the latest reported figures for our peer companies.

Incentive Compensation

For fiscal 2012, we established an individual cash compensation plan for each of our named executive officers under our 2012 executive cash incentive compensation program. The plan for each of our named executive officers provided for cash bonus compensation depending upon the level of our adjusted earnings, which equals our pretax earnings plus depreciation, amortization, and stock-based compensation. The adjusted earnings bonus depended upon our company achieving adjusted earnings of up to $10.0 million (Tier 1), between $10.0 million and $16.8 million (Tier 2), between $16.8 million and $18.8 million (Tier 3), and greater than $18.8 million (Tier 4). Mr. McGill’s bonus potential was 1.300%, 1.450%, 1.750%, and 2.188%, respectively of Tier 1, Tier 2, Tier 3, and Tier 4 adjusted earnings. Mr. McLamb had a bonus potential of 0.675%, 0.700%, 0.800%, and 0.875%, respectively, of Tier 1, Tier 2, Tier 3, and Tier 4 adjusted earnings. Mr. Russell had a bonus potential of 0.700%, 0.750%, 0.800%, and 0.875%, respectively, of Tier 1, Tier 2, Tier 3, and Tier 4 adjusted earnings. Mr. Frahn and Ms. Day had a bonus potential of 0.100%, 0.125%, 0.150%, and 0.160%, respectively, of Tier 1, Tier 2, Tier 3, and Tier 4 adjusted earnings.

In addition, the plan for each of Messrs. McGill, McLamb, Russell, and Frahn provided for a cash bonus of up to 75%, 75%, 75%, and 25% of their base salaries, respectively, based upon achieving individual performance goals, subject to a reduction in the event a target was missed by 10% or less, in which case the bonus would be split evenly between cash and RSUs and paid at 50%, plus 5% for each percentage point (or part thereof) closer to the target. The individual performance goals for Mr. McGill consisted of achieving inventory aging targets; a selling, general, and administrative expense target as a percentage of revenue; and revenue targets for our company’s new strategic initiatives, including our web-based used boat sale initiative, charter initiative, and Rewards Club program, weighted 30%, 35%, and 35%, respectively, and each measured semi-annually. Mr. McLamb’s individual performance goals consisted of achieving inventory aging targets; a designated F&I revenue target; a selling, general, and administrative expense target as a percentage of revenue; and revenue targets for our company’s new strategic initiatives described above, weighted 30%, 25%, 25%, and 20%, respectively, and each measured semi-annually. The individual performance goals for Mr. Russell consisted of achieving inventory aging targets; revenue growth targets for our company’s service department; a selling, general, and administrative expense target as a percentage of revenue; and revenue targets for our company’s new strategic initiatives, weighted 30%, 30%, 30%, and 10%, respectively and each measured semi-annually. The individual performance goals for Mr. Frahn consisted of achieving inventory aging targets and a selling, general, and administrative expense target as a percentage of revenue, each weighted equally and measured semi-annually.

No bonuses are paid to any such person if not employed at the end of the fiscal year, unless otherwise noted in their employment agreement. As a result, Mr. Russell was eligible for a bonus for achievement of performance goals for the first six months of fiscal 2012, but was not eligible for a bonus for the final six months of fiscal 2012 because he resigned as Executive Vice President and Chief Operating Officer of our company in May 2012. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Each of our named executive officers received a cash bonus based on our adjusted earnings for fiscal 2012. The inventory aging target was satisfied for the first half of fiscal 2012, but was not satisfied for the second half of fiscal 2012; the selling, general, and administrative expense target was achieved for both the first and second half of fiscal 2012; the revenue targets for our company’s new strategic initiatives were not achieved for either the first or second half of fiscal 2012; and the designated F&I target was satisfied for both the first and second half of fiscal 2012. The revenue growth target for our company’s service department was achieved for the first half of fiscal 2012, but was not measured for the second half of fiscal 2012 as it only applied to Mr. Russell, who was no longer with our company at the end of the second half of fiscal 2012. Therefore, each of Messrs. McGill, McLamb, Russell, and Frahn received cash bonuses based on those of our company’s performance goals that were achieved. The performance goal targets that were not satisfied were missed by greater than 10%; accordingly, no reduced bonuses split between cash and RSUs were paid. Mr. Frahn also received a discretionary bonus of $12,500 in recognition of his substantial efforts in securing recoveries related to the BP oil spill.

Stock-Based Awards

For fiscal 2012, our stock-based incentive compensation grants for our named executive officers took the form of time-based stock options and stock index-based RSUs. Our Board of Directors granted stock options and RSUs for the following number of shares of common stock to the following executive officers: 70,000 time-based stock options and 20,000 index-based RSUs to Mr. McGill, 35,000 time-based stock options and 10,000 index-based RSUs to Mr. McLamb, 35,000 time-based stock options and 10,000 index-based RSUs to Mr. Russell, 15,000 time-based stock options and 3,500 index-based RSUs to Mr. Frahn, and 15,000 time-based stock options and 3,500 index-based RSUs to Ms. Day.

The time-based stock options vest 1/36 per month beginning on the date of grant. The index-based RSUs vest based on the relative performance of our common stock against the Russell 3000 Index over a three-year period. If the relative performance of our common stock does not exceed the relative performance of the Russell 3000 Index (measured based on the average closing price of our stock and the Russell 3000 Index from October 1, 2011 through December 31, 2011 against the average closing price of our stock and the Russell 3000 from July 1, 2014 through September 30, 2014), then none of the RSUs subject to the award will vest. If the relative performance of our common stock exceeds the relative performance of the Russell 3000 Index, then the RSUs subject to the awards will vest on a straight-line basis up to the maximum award, with 100% of the RSUs subject to the awards (the target number of RSUs) vesting, if the relative performance of our common stock exceeds the relative performance of the Russell 3000 Index by 10%, and 200% of the RSUs subject to the awards (the maximum number of RSUs) vesting if the relative performance of our common stock exceeds the relative performance of the Russell 3000 Index by 20% or more.

Stock-based compensation goals for fiscal 2011 took the form of time-based stock options and stock index-based RSUs. The stock underlying the RSUs is scheduled to be delivered within five months after vesting provided that the delivery date may be delayed to the extent necessary to be deductible under Section 162(m) of the Internal Revenue Code. Each officer forfeits the unearned or unvested portion, if any, of the stock options or RSUs if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors or as provided in an applicable employment agreement, and any awards that are not earned at the conclusion of the performance period will be forfeited. For Messrs. McGill, McLamb, and Russell, stock-based awards vest upon a change in control of our company.

CEO Compensation

For fiscal 2012, the Compensation Committee evaluated the factors described above in recommending the base salary and incentive compensation of William H. McGill Jr., our Chairman, President, and Chief Executive Officer. See “Executive Compensation — Employment Agreements.”

Section 162(m)

Our compensation arrangements with any of our executive officers did not exceed the limits on deductibility under Section 162(m) during our fiscal year ended September 30, 2012.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth, for the fiscal years ended September 30, 2010, September 30, 2011, and September 30, 2012, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)		Total(7)
William H. McGill Jr.	2012	$500,000	$0	$118,400	$295,344	$330,331	$2,370		$1,246,445
Chairman of the Board, President and Chief Executive Officer	2011	$500,000	$0	$128,180	$300,753	$41,667	$2,427		$973,027
	2010	$500,000	$0	$226,800	$302,622	$125,000	$0		$1,154,422
Michael H. McLamb	2012	$265,000	$0	$59,200	$147,672	$203,350	$3,442		$678,664
Executive Vice President, Chief Financial Officer, and Secretary	2011	$265,000	$0	$60,320	$150,377	$24,844	$2,443		$502,984
	2010	$250,000	$0	$85,400	$114,197	$62,500	$0		$512,097
Kurt M. Frahn	2012	$200,000	$12,500	$20,720	$63,288	$48,487	$3,231		$348,226
Vice President of Finance, Chief Accounting Officer, and Treasurer	2011	$200,000	$0	$20,375	$86,205	$33,500	$1,837		$341,917
	2010	$175,000	$25,000	$38,500	$49,961	$0	$0		$288,461
Paulee C. Day	2012	$250,000	$0	$20,720	$63,288	$10,987	$2,346		$347,341
Vice President and General Counsel(8)	2011	$200,000	$35,000	$20,375	$86,205	$0	$1,847		$343,427
	2010	$175,000	$30,000	$31,500	$42,824	$0	$0		$279,324
Edward A. Russell	2012	$208,577	$0	$59,200	$147,672	$97,875	$491,090	(10)	$1,004,414
Former Executive Vice President — Chief Operating Officer(9)	2011	$290,000	$0	$60,320	$150,377	$32,625	$2,119		$535,441
	2010	$264,583	$0	$85,400	$398,431	$62,500	$0		$810,914

(1)	The base salaries set forth in this column reflect any base salary adjustments for all of our 2010, 2011, and 2012 fiscal years for each of the named officers.

(2)	Discretionary bonuses were paid to Mr. Frahn and Ms. Day for fiscal 2010, to Ms. Day for fiscal 2011, and to Mr. Frahn for fiscal 2012.

(3)	The amounts shown in this column represent the grant date fair value of restricted stock unit awards determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” (“ASC 718”) excluding the effects of forfeitures. We determine the grant date fair value of each restricted stock unit award using the closing price of our common stock on the date of grant and recognize the compensation expense over the vesting period. We determine the grant date fair value of each restricted stock unit award with market conditions by utilizing a Monte Carlo simulation embedded in a lattice model on the date of grant and recognize the compensation expense over the vesting period. Each named executive officer forfeits the unvested portion, if any, of the officer’s restricted stock units if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors or as provided in an employment agreement. For further information on these awards, see the Grants of Plan-Based Awards table of this proxy statement.

(4)

The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of stock option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended September 30,

2012. We estimated the grant date fair value of each stock option award on the date of grant using the Black-Scholes option pricing model and recognize the compensation expense over the vesting period. See Note 13 to the Consolidated Financial Statements in our Form 10-K for the year ended September 30, 2012 for a discussion of the relevant assumptions used in determining the grant date fair value of our stock option awards pursuant to ASC 718. Each named executive officer forfeits the unvested portion, if any, of the officer’s stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors or as provided in an employment agreement. For further information on these awards, see the Grants of Plan-Based Awards table of this proxy statement.

(5)	The amounts shown in this column constitute payments made under our fiscal 2010, fiscal 2011, and fiscal 2012 executive incentive bonus program. See “Compensation Discussion and Analysis” for more information regarding our fiscal 2012 incentive compensation program.

(6)	Represents amounts paid to each named executive officer for the employer matching portion of our 401(k) plan.

(7)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(8)	Ms. Day’s compensation was increased by $50,000 in connection with her undertaking additional responsibilities in our human resources department.

(9)	Mr. Russell resigned as our Executive Vice President and Chief Operating Officer in May 2012, a position he held since February 2010. Mr. Russell became Executive Vice President and Chief Operating Officer of our company in February 2010. Mr. Russell served as Executive Vice President of Operations and Sales of our company from February 2008 until February 2010. In connection with his promotion to Chief Operating Officer in 2010, Mr. Russell’s base salary was increased to $275,000 per annum and he was granted options to purchase 36,000 shares of common stock.

(10)	In accordance with the terms of Mr. Russell’s employment agreement, Mr. Russell is entitled to severance equal to one and one-half times the average of his base salary and bonus for the prior two full fiscal years. Amounts in “All Other Compensation” include the severance amount of $488,000 payable over 18 months following the termination of employment.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended September 30, 2012.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H. McGill Jr.	11/18/11	$130,000	$607,000	$812,600	0	20,000	40,000	70,000	$6.10	$413,744
Michael H. McLamb	11/18/11	$67,500	$310,750	$373,750	0	10,000	20,000	35,000	$6.10	$206,872
Kurt M. Frahn	11/18/11	$10,000	$70,000	$82,000	0	3,500	7,000	15,000	$6.10	$84,008
Paulee C. Day	11/18/11	$10,000	$20,000	$32,000	0	3,500	7,000	15,000	$6.10	$84,008
Edward A. Russell	11/18/11	$70,000	$337,500	$392,500	0	10,000	20,000	35,000	$6.10	$206,872

(1)

Represents potential threshold, target, and maximum performance-based costs compensation under our fiscal 2012 incentive compensation program. As described under “Compensation Discussion and Analysis — Incentive Compensation,” our performance goals for fiscal 2012 provided for a bonus depending upon the level of our adjusted earnings plus, in the case of Messrs. McGill, McLamb, Russell, and Frahn, and a bonus of up to 75%, 75%, 75%, and 25% of their base salaries, respectively, depending upon achieving weighted individual performance goals. All of our named executive officers received a bonus based on our adjusted earnings and certain of the individual performance goals were achieved. Actual payments are reflected in the Summary Compensation table, and there are no future payouts related to these awards. Our fiscal 2012 executive incentive compensation program is discussed under “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Incentive Compensation.”

(2)	Represents performance-based restricted stock units granted under our fiscal 2012 executive incentive compensation program that vest based on the achievement of certain performance of our stock price over a three-year performance period. Our fiscal 2012 executive incentive compensation program is discussed under “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Incentive Compensation.”

(3)	These stock option awards were granted under our 2011 Stock-Based Compensation Plan and vest 1/36 per month beginning on the date of grant.

(4)	The exercise prices shown in this column is applicable only to the time-based stock options granted.

(5)	The amounts shown in this column represent the grant date fair value for stock option awards granted to our named executive officers during the covered year calculated in accordance with ASC 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended September 30, 2012. There were no forfeitures during fiscal 2012. We calculated the estimated value of each award based on the closing stock price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers at September 30, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(1)(2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
		Exercisable	Unexercisable
William H. McGill Jr.	11/18/2011	19,444	50,556	—	$6.10	11/18/2021	—	—	—	—
	11/18/2010	35,444	22,556	—	$7.54	11/18/2020	—	—	—	—
	12/08/2009	58,300	5,300	—	$7.00	12/08/2019	—	—	—	—
	11/20/2008	35,000	—	—	$2.81	11/20/2018	—	—	—	—
	11/20/2008	100,000	—	—	$2.81	11/20/2018	—	—	—	—
	10/22/2002	40,000	—	—	$9.00	10/22/2012	—	—	—	—
							—	—	37,000	$306,730
Michael H. McLamb	11/18/2011	9,722	25,278	—	$6.10	11/18/2021	—	—	—	—
	11/18/2010	17,722	11,278	—	$7.54	11/18/2020	—	—	—	—
	12/08/2009	22,000	2,000	—	$7.00	12/08/2019	—	—	—	—
	11/20/2008	17,500	—	—	$2.81	11/20/2018	—	—	—	—
	11/20/2008	70,000	—	—	$2.81	10/20/2018	—	—	—	—
	10/22/2002	21,845	—	—	$9.00	10/22/2012	—	—	—	—
							—	—	18,000	$149,220
Kurt M. Frahn	11/18/2011	4,166	10,834	—	$6.10	11/18/2021	—	—	—	—
	02/10/2011	2,638	2,362	—	$9.13	02/10/2021	—	—	—	—
	11/18/2010	6,416	4,084	—	$7.54	11/18/2020	—	—	—	—
	12/08/2009	9,625	875	—	$7.00	12/08/2019	—	—	—	—
	11/20/2008	6,500	—	—	$2.81	11/20/2018	—	—	—	—
	11/20/2008	6,875	—	—	$2.81	11/20/2018	—	—	—	—
							—	—	6,250	$51,813
Paulee C. Day	11/18/2011	4,166	10,834	—	$6.10	11/18/2021	—	—	—	—
	02/10/2011	2,638	2,362	—	$9.13	02/10/2021	—	—	—	—
	11/18/2010	6,416	4,084	—	$7.54	11/18/2020	—	—	—	—
	12/08/2009	8,250	750	—	$7.00	12/08/2019	—	—	—	—
	01/13/2003	10,000	—	—	$12.75	01/13/2013	—	—	—	—
							—	—	6,250	$51,813
Edward A. Russell	11/18/2011	35,000	—	—	$6.10	11/18/2021	—	—	—	—
	11/18/2010	29,000	—	—	$7.54	11/18/2020	—	—	—	—
	02/17/2010	36,000	—	—	$11.53	02/17/2020	—	—	—	—
	12/08/2009	19,794	—	—	$7.00	12/08/2019	—	—	—	—

(1)	The stock options with a grant date of January 13, 2003 and earlier have 10-year option terms and vest at a rate of 20 percent per year beginning on the third anniversary of the applicable grant date. The remaining stock options have 10-year option terms and vest at 1/36 per month beginning on the applicable grant date.
(2)	The stock options granted to Messrs. McGill, McLamb, and Frahn in the amounts of 35,000, 17,500, and 6,500, respectively, that are fully exercisable with a grant date of November 20, 2008 are performance based related to inventory management and were deemed earned during 2012.
(3)	The market value of shares or units of stock that have not vested as reported in the table above is determined by multiplying the closing market price of our common stock on the last trading day of our last completed fiscal year of $8.29 by the number of shares or units of stock that have not vested.

(4)	Represents performance-based restricted stock units granted under our executive incentive program that vest over a three-year performance period based on the relative performance of our common stock against the Russell 3000 Index.

Option Exercises and Stock Vested

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during fiscal 2012.

OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
William H. McGill Jr.	0	$0	21,000	$170,940
Michael H. McLamb	10,767	$9,867	9,000	$73,260
Kurt M. Frahn	5,000	$38,293	3,000	$24,420
Paulee C. Day	23,500	$188,331	500	$4,070
Edward A. Russell	74,206	$548,948	6,000	$48,840

For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price times the number of options exercised. For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date times the number of shares vested.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our employees. We do not offer a nonqualified deferred compensation plan for any of our employees. Employees meeting certain requirements may participate in our 401(k) plan.

1998 Incentive Stock Plan

On April 5, 1998 and April 30, 1998, respectively, our Board of Directors adopted and our stockholders approved the MarineMax, Inc. 1998 Incentive Stock Plan, or the 1998 Plan. The 1998 Incentive Stock Plan was amended by the Board of Directors during May 1998 and November 2000, and our stockholders approved the November 2000 amendment during February 2001. Our Board of Directors further amended the 1998 Incentive Stock Plan during December 2004. The plan provided for the grant of incentive and nonqualified stock options to acquire our common stock, the direct grant of common stock, the grant of stock appreciation rights, or SARs, and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to our company and our subsidiaries.

The plan authorized the issuance of a maximum amount of shares of common stock equal to the lesser of 4,000,000 shares or the sum of (1) 20% of the then-outstanding shares of common stock of our company, plus (2) the number of shares exercised with respect to any awards granted under the plan.

Upon the approval by our stockholders of our 2007 Incentive Compensation Plan during February 2007, any shares that were not subject to an outstanding award under the 1998 Incentive Stock Plan became available for issuance under our 2007 Incentive Compensation Plan. Accordingly, at that time, we ceased making new grants under the 1998 Incentive Stock Plan.

2007 Incentive Compensation Plan

Our 2007 Incentive Compensation Plan, or the 2007 Plan, was designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The terms of the 2007 Plan provided for the grant of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property. Upon the approval by our stockholders of our 2011 Stock-Based Compensation Plan in January 2011, we ceased making new grants under the 2007 Plan.

2011 Stock-Based Compensation Plan

Our 2011 Stock-Based Compensation Plan, or the 2011 Plan, was adopted by our Board of Directors in November 2010 and approved by our stockholders in January 2011. The 2011 Plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.

The terms of the 2011 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.

The total number of shares of our common stock that may be subject to awards under the 2011 Plan is equal to 1,000,000 shares, plus (i) any shares available for issuance and not subject to an award under the 2007 Plan, (ii) the number of shares with respect to which awards granted under the 2011 Plan and the 2007 Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2011 Plan and the 2007 Plan, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2011 Plan and the 2007 Plan. As of September 30, 2012, there were 1,062,448 shares of common stock available for issuance under the 2011 Plan. Our Board of Directors has adopted an amendment to the 2011 Plan to increase the total number of shares available for issuance under the 2011 Plan from 1,200,456 to 2,200,456, subject to approval by the stockholders at the annual meeting. See “Proposal Two — Amendment to the 2011 Stock-Based Compensation Plan.”

The 2011 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations, no more than 50% of the total number of shares of our common stock reserved for issuance under the 2011 Plan may be granted to an individual during any fiscal year pursuant to awards granted under the 2011 Plan. The maximum amount that may be payable to any one participant as a performance award (payable in cash) is $5,000,000 per calendar year.

No outstanding options may be repriced without stockholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price). In addition, the 2011 Plan prohibits us from exchanging an outstanding option with an exercise above the then current fair market value of our common stock for cash, other awards, or other property.

In the event that a stock dividend, forward or reverse split, merger, consolidation, combination, or other similar corporate transaction or event affects our common stock, then the plan administrator will substitute, exchange, or adjust any or all of the following in a manner that precludes the enlargement or dilution of rights and benefits: (1) the kind and number of shares available under the 2011 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) any other affected terms of awards.

In the event that a dividend or other distribution (whether in cash or other property, but excluding a stock dividend), recapitalization, reorganization, spin-off, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator is authorized to adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the 2011 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) any other affected terms of awards.

The persons eligible to receive awards under the 2011 Plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the 2011 Plan only to our employees, including our officers who are employees.

Our Board of Directors will administer the 2011 Plan unless it delegates administration of the 2011 Plan to one or more committees of our Board of Directors. Together, our Board of Directors and any committee(s) delegated to administer the 2011 Plan are referred to as the plan administrator. If a committee is delegated to administer the 2011 Plan, then the committee members may be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by the New York Stock Exchange or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the 2011 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2011 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2011 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion. Any amendment that adversely affects the rights of the award recipient, however, must receive the approval of such recipient.

The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2011 Plan and all awards shall become fully vested, exercisable and all restrictions shall lapse upon a change in control that is not approved by our Board of Directors. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason” as defined in the 2011 Plan.

To the extent we undergo a corporate transaction (as defined in the 2011 Plan), the 2011 Plan provides that outstanding awards may be assumed, substituted for, or continued in accordance with their terms. If the awards are not assumed, substituted for, or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction. The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the awards contingent on the corporate transaction. With respect to a corporate transaction which is not a change in control, awards under the 2011 Plan must be assumed, continued, or substituted for.

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2011 Plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our Board of Directors or any amendment for which stockholder approval is required by law or the primary stock exchange on which our common stock trades. Unless earlier terminated by our Board of Directors, the 2011 Plan will terminate on the earlier of (1) ten years after the later of (a) the adoption by our Board of Directors of the 2011 Plan and (b) the approval of an increase in the number of shares reserved under the 2011 Plan by our Board of Directors (contingent upon such increase being approved by our stockholders) or (2) such time as no shares of our common stock remain available for issuance under the 2011 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the 2011 Plan. Amendments to the 2011 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.

The 2011 Plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the 2011 Plan with or without stockholder approval.

As of September 30, 2012, there were outstanding issued but unexercised options to acquire 2,507,685 shares of our common stock at an average exercise price of $9.86 per share under the 2007 Plan and the 2011 Plan.

Employee Stock Purchase Plan

During 1998, we adopted and our stockholders approved the 1998 Employee Stock Purchase Plan, or 1998 ESPP, which provided for the issuance of up to 750,000 shares of common stock. The 1998 ESPP expired in 2008.

Our Board of Directors adopted and our stockholders approved the 2008 Employee Stock Purchase Plan, or 2008 ESPP, in 2008. Our 2008 ESPP is designed to qualify for favorable income tax treatment under Section 423 of the Internal Revenue Code and is intended to offer financial incentives for employees to purchase our common stock. The 2008 ESPP is administered by a committee of the Board of Directors. The 2008 ESPP will remain in effect until December 31, 2018.

We believe that the 2008 ESPP represents an important factor in attracting and retaining executive officers and other key employees and constitutes a significant part of our compensation program. The 2008 ESPP provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company.

The 2008 ESPP permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive offering periods. Employees may purchase shares of common stock pursuant to the 2008 ESPP at a purchase price equal to the lower of (i) 85% of the closing price of our common stock on the first day of the offering period, or (ii) 85% of the closing price of our common stock on the last day of the applicable offering period. Each annual offering may, in the discretion of the Plan Committee, be divided into two six-month offerings commencing on October 1 and April 1, respectively, and terminating six months thereafter (March 31 or September 30, as the case may be).

Subject to adjustment upon changes in capitalization of our company, the number of shares of common stock that may be issued under the 2008 ESPP initially was 552,837, consisting of 500,000 shares under the 2008 ESPP plus 52,837 shares that were reserved for issuance under the 1998 ESPP that were not purchased as of the expiration of the 1998 ESPP. At our 2012 annual meeting, our stockholders approved an amendment to the 2008 ESPP to increase the total number of shares available for purchase under the 2008 ESPP from 552,837 to 1,052,837. If any change is made in the stock subject to the 2008 ESPP or subject to any outstanding options under the 2008 ESPP (through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, or similar transaction), appropriate and proportionate adjustments may be made by the Plan Committee (as defined below) in the number and type of shares of common stock that are subject to purchase under outstanding options and to the option price applicable to such outstanding options.

An employee who has completed one year of service with our company will be eligible to participate in the 2008 ESPP. An employee may not participate in the 2008 ESPP if (i) immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the 2008 ESPP, possessing 5% or more of the total combined voting power or value of our common stock, or (ii) participation in the 2008 ESPP would permit such employee’s rights to purchase common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of the common stock for each calendar year in which such option is outstanding.

At the time an employee becomes a participant in the 2008 ESPP, the employee may elect payroll deductions of up to 10% of such employee’s compensation for each pay period during an offering. Participants may not reduce or increase future payroll deductions during an offering period. All payroll deductions made by each participant will be credited to an account set up for that participant under the 2008 ESPP. The Plan Committee may, prior to the beginning of an offering period, limit the percentage of compensation that an employee may contribute to his or her account.

Participation in the 2008 ESPP is voluntary and depends on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the 2008 ESPP are not determinable. Non-employee members of the Board of Directors are not eligible to participate in the 1998 ESPP or the 2008 ESPP.

A participant in the 2008 ESPP may withdraw all of the payroll deductions credited to such participant’s account under the 2008 ESPP by giving us written notice at any time prior to the last five days of an offering period. If a participant withdraws from an offering period, he or she may not participate in that offering but may participate in any succeeding offering under the 2008 ESPP or in any similar plan that we may adopt.

Upon termination of a participant’s employment for any reason, other than death or permanent disability (as defined in the Internal Revenue Code), the payroll deductions credited to such participant’s account will be returned to the participant. If the participant’s employment terminates due to death or permanent disability, the participant or the participant’s beneficiary will have the right to elect (i) to withdraw all of the payroll deductions credited to the participant’s account under the 2008 ESPP, or (ii) to exercise the participant’s option on the next offering termination date and purchase the number of shares of common stock that the accumulated payroll deductions in the participant’s account will purchase at the applicable option price. Any excess in the participant’s account will be returned to the participant or his or her beneficiary, without interest. In the event that we receive no notice of election from the participant or his or her beneficiary, the participant or his or her beneficiary will be deemed to have elected to exercise the participant’s option.

The 2008 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2008 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than (a) two years from the first day of the offering period, and (b) more than one year from the date of transfer of the shares to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the price at which the participant purchased the shares under the 2008 ESPP.

Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We will not be entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants as a result of a sale or disposition of shares prior to the expiration of the holding periods described above.

The plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the plan with or without stockholder approval.

As of September 30, 2012, there were 527,408 shares of common stock available for purchase under the 2008 ESPP.

Employment Agreements

On June 7, 2006, we entered into an employment agreement with each of William H. McGill Jr. and Michael H. McLamb. The employment agreements provide for a base salary of $500,000 for Mr. McGill and $225,000 for Mr. McLamb, subject to adjustment from time to time. Each employment agreement provides for a bonus or other incentive compensation based upon the performance of our company and the executive and such other factors as determined to be relevant by our Board of Directors or Compensation Committee. In connection with their employment, each of the executives may also receive options to purchase common stock or other stock-based compensation. Each employment agreement also provides vacation benefits, reimbursement for business expenses, and the right to participate in company-wide benefits, including insurance, retirement, and other plans and programs as are available to our executive officers. Each employment agreement contains a covenant not to compete with our company or solicit our employees or customers for a period equal to the greater of two years immediately following termination of employment or the end of the period during which severance payments are being made, subject to certain exceptions.

We and the executive may each terminate the executive’s employment at any time. If we terminate any of the executives without “good cause” or any of them terminates his employment with “good reason” or upon a “change in control” of our company that is not approved by at least two-thirds of our directors or does not provide the executive with the same position he had with us immediately prior to the change of control, as such terms are defined in the respective agreements, the terminated executive will receive an amount equal to the average of his base salary and bonus in the two fiscal years prior to termination (in a lump sum in the event of a change in control), for a period of three years after the effective date of termination in the case of Mr. McGill and 18 months after the effective date of termination in the case of Mr. McLamb; their stock options will vest and be exercisable for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and other stock-based compensation will not be subject to forfeiture or repurchase, subject in each case to certain exceptions; and the benefits and insurance coverage will continue for three years after termination in the case of Mr. McGill.

In the event of his death, the agreement with Mr. McGill provides for a payment of $1.5 million to his estate, for a six-month continuation of health, hospitalization, and similar benefits to Mr. McGill’s dependent family members, and for all stock options to vest and be exercisable for their full term and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions. In the event of the death of Mr. McLamb, the agreement provides for a payment of $550,000 to the estate of Mr. McLamb and for all stock options to vest and be exercisable for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions.

In the event of disability, the employment agreement of each executive provides for the payment in a lump sum of the average of his base salary and bonus in the two fiscal years prior to disability for one year and for all stock options to vest and be exercisable for up to full term (or for such shorter period of time that would not cause the executive any adverse tax consequences) and for other stock-based compensation to vest and not be subject to forfeiture or repurchase, subject to certain exceptions. Mr. McGill’s employment agreement provides for retirement benefits if Mr. McGill retires upon his decision or our request upon reaching the age of 75, consisting of the payment to Mr. McGill for two years of an amount equal to 50% of the average of the base salary and bonus paid to him for the two fiscal years prior to retirement, Medicare supplemental medical coverage for life, the continuation of life insurance benefits for a period of three years after retirement, the vesting and continuation of stock options for up to their full term (or for such shorter period of time that would not cause the executive any adverse tax consequences), and the vesting and termination of any forfeiture or repurchase provisions of other stock-based compensation. In addition, the employment agreements with Mr. McGill and Mr. McLamb provide for a gross up for any excise taxes for which they are liable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with a change of control.

Section 280G of the Internal Revenue Code may limit the deductibility for federal income tax purposes of payments made following a change in control. If these payments are not deductible and if we have income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that was not offset would be “phantom income” (i.e. income without cash) to our company. A “change in control” would include a merger or consolidation of our company, a sale of all or substantially all of our assets, under certain circumstances changes in the identity of a majority of the members of the Board of Directors of our company, or acquisitions of more than 20% of our common stock, subject to certain limitations.

Severance Policy for Key Executives

On November 27, 2012, our Board of Directors adopted a Severance Policy for Key Executives, or the Severance Policy. Under the Severance Policy, for each executive designated in writing by the Board or the Compensation Committee of the Board, for a 12-month period following employment termination by our company without good cause or by the covered executive for good reason (each as defined in the Severance Policy), we will pay an amount equal to the average of the base salary and cash bonus paid to the covered executive for the two prior full fiscal years on such dates as would otherwise be paid by our company, as well as the COBRA premium for coverage under our medical plan for the covered executive and his or her dependents. All stock options and restricted stock units held by a covered executive shall continue to vest and shall be exercisable for 12 months following employment termination. A covered executive shall also be entitled to receive all other accrued but unpaid benefits relating to vacations and other executive perquisites through the date of employment termination.

The Severance Policy shall not be applicable to any executive that is a party to a separate employment, severance, change of control, or similar agreement with our company. Mr. Frahn and Ms. Day are currently the only executives designated by the Board as covered executives under the Severance Policy.

Potential Payments Upon Termination or Change of Control

The following tables show the potential payments upon termination or a change of control for each of our named executive officers, except for Mr. Russell.

William H. McGill Jr.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 9/30/12	Involuntary Not for Cause Termination on 9/30/12	For Cause Termination on 9/30/12	Involuntary for Good Reason Termination (Change of Control) on 9/30/12	Death on 9/30/12	Disability on 9/30/12
Compensation:
Bonus	$—	$—	$—	$—	$—	$—
Equity awards(1)	$—	$289,116	$—	$289,116	$289,116	$289,116
Benefits and Perquisites:
Cash severance	$—	$2,057,997	$—	$2,057,997	$1,500,000	$685,999
Health and welfare benefits	$—	$40,150	$—	$40,150	$6,690	$—
Other	$—	$—	$—	$—	$—	$—

Michael H. McLamb

Executive Benefits and Payments Upon Separation	Voluntary Termination on 9/30/12	Involuntary Not for Cause Termination on 9/30/12	For Cause Termination on 9/30/12	Involuntary for Good Reason Termination (Change of Control) on 9/30/12	Death on 9/30/12	Disability on 9/30/12
Compensation:
Bonus	$—	$—	$—	$—	$—	$—
Equity awards(1)	$—	$142,617	$—	$142,617	$142,617	$142,617
Benefits and Perquisites:
Cash severance	$—	$568,646	$—	$568,646	$550,000	$379,097
Health and welfare benefits	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—

Kurt M. Frahn

Executive Benefits and Payments Upon Separation	Voluntary Termination on 9/30/12	Involuntary Not for Cause Termination on 9/30/12	For Cause Termination on 9/30/12	Involuntary for Good Reason Termination (Change of Control) on 9/30/12	Death on 9/30/12	Disability on 9/30/12
Compensation:
Bonus	$—	$—	$—	$—	$—	$—
Equity awards(1)	$—	$59,973	$—	$59,973	$—	$—
Benefits and Perquisites:
Cash severance	$—	$247,244	$—	$247,244	$—	$—
Health and welfare benefits	$—	$13,390	$—	$13,390	$—	$—
Other	$—	$—	$—	$—	$—	$—

Paulee C. Day

Executive Benefits and Payments Upon Separation	Voluntary Termination on 9/30/12	Involuntary Not for Cause Termination on 9/30/12	For Cause Termination on 9/30/12	Involuntary for Good Reason Termination (Change of Control) on 9/30/12	Death on 9/30/12	Disability on 9/30/12
Compensation:
Bonus	$—	$—	$—	$—	$—	$—
Equity awards(1)	$—	$59,973	$—	$59,973	$—	$—
Benefits and Perquisites:
Cash severance	$—	$247,994	$—	$247,994	$—	$—
Health and welfare benefits	$—	$13,390	$—	$13,390	$—	$—
Other	$—	$—	$—	$—	$—	$—

(1)	Amounts represent the dollar amounts that would be recognized for financial statement reporting purposes with respect to the unamortized grant date fair value of stock options and restricted stock units determined in accordance with ASC 718.

The tables above reflect the amount of compensation to Messrs. McGill, McLamb, and Frahn and Ms. Day in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not for cause termination, for cause termination, termination following a change of control, and in the event of disability or death of the executive is shown above. The amounts shown assume that such termination was effective as of September 30, 2012, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. With respect to Mr. Frahn and Ms. Day, the amounts shown assume that our Severance Policy for Key Executives, as described above, was adopted and in effect prior to the September 30, 2012 assumed date of termination. Amounts related to stock options assume a price of $8.29, which was the closing price of our common stock as quoted on the New York Stock Exchange on September 28, 2012, the last trading day of the fiscal year. For unvested options held by these executive officers with exercise prices that were higher than the closing price of our common stock on September 30, 2012, no value has been attributed to stock options in the tables above. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our company.

Mr. Russell resigned as our Executive Vice President—Chief Operating Officer in May 2012. In accordance with the terms of Mr. Russell’s employment agreement, Mr. Russell will receive severance of $488,000, which is equal to one and one-half times the average of his base salary and bonus for the two prior full fiscal years, to be paid over 18 months following the termination of employment, and Mr. Russell’s unexercised stock options will vest and be exercisable for their full term. The amount is included in the Summary Compensation table.

Limitation of Directors’ Liability; Indemnification of Directors, Officers, Employees, and Agents

Our certificate of incorporation provides that no director of our company will be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the certificate of incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under Delaware law.

In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our 1998 and 2007 Incentive Compensation Plans and 2011 Stock-Based Compensation Plan and the purchase of shares under our 1998 and 2008 Employee Stock Purchase Plans as of September 30, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders(1)(2)	2,631,793	$9.39	1,589,856
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	2,631,793		1,589,856

(1)	Does not include potential increases in shares of common stock that may be issued due to the amendment to the 2011 Stock-Based Compensation Plan that is subject to stockholder approval at the meeting.

(2)	Includes 124,108 shares of common stock that are subject to unvested restricted stock awards.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Policy Relating to Certain Transactions

We have a policy that we will not enter into any material transaction in which a director or officer has a direct or indirect financial interest unless the transaction is determined by our Board of Directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders, as provided for under Delaware law. Our Board of Directors as a whole or, in certain cases when appropriate, a committee of the Board of Directors consisting solely of independent directors, determines whether a director or officer has a direct or indirect (i.e., any) financial interest in a transaction deemed material based upon the Company’s Code of Business Conduct and Ethics and Delaware law. The policy with respect to such transactions is provided in our company’s Code of Business Conduct and Ethics.

Business Relationships

Robert S. Kant, a director of our company since August 1998, is a principal shareholder of the law firm of Greenberg Traurig, which serves as our primary legal counsel. We paid legal fees of approximately $349,000 to that firm during fiscal 2012. The dollar value of Mr. Kant’s interest in such fees is indeterminable, but is immaterial.

Family Relationships

W. Brett McGill, currently our Vice President of West Operations, is the son of William H. McGill Jr., our Chief Executive Officer. During fiscal 2012, we paid W. Brett McGill a base salary of $175,000 and a bonus of $525,188. During fiscal 2012, we also granted to W. Brett McGill 17,500 stock options at an exercise price of $6.10 per share, vesting 1/36 per month beginning on the date of grant, with a grant date fair value of $73,836, as computed in accordance with ASC 718. During fiscal 2012, we also granted to W. Brett McGill performance-based restricted stock units that allows for a maximum of 8,000 shares to be issued based on the achievement of certain performance of our stock price over a three-year performance period, with a grant date fair value of $23,680 as computed in accordance with ASC 718. In November 2012, our Board of Directors appointed W. Brett McGill as an executive officer of our company. Accordingly, future compensation decisions relating to W. Brett McGill will be performed in the same manner as for our other executive officers, as described under “Compensation Discussion and Analysis.” Prior to this appointment, compensation decisions relating to W. Brett McGill were performed in the same manner as other employees throughout our company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

January 10, 2013	Respectfully submitted,

Russell J. Knittel, Chairman

Joseph A. Watters

Dean S. Woodman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended September 30, 2012, our Compensation Committee consisted of Russell J. Knittel, Charles R. Oglesby, Joseph A. Watters, and Dean S. Woodman as well as John B. Furman, until his resignation on June 7, 2012. None of these committee members had any contractual or other relationships with our company during their terms as committee members during such fiscal year.

DIRECTOR COMPENSATION

Employees of our company do not receive compensation for serving as members of our Board of Directors. Directors who are employees of our company are eligible to receive stock-based compensation pursuant to our 2011 Stock-Based Compensation Plan.

Each non-employee director receives a quarterly director’s fee of $10,000, which is paid in cash, shares of common stock, or a combination of cash and shares of common stock at the election of the director. The Chairman of the Audit Committee receives an additional annual fee of $25,000, and other members of the committee receive an additional annual fee of $7,500; the Chairman of the Compensation Committee receives an additional annual fee of $17,500, and other members of the committee receive an additional annual fee of $5,000; the Chairman of the Nominating/Corporate Governance Committee receives an additional annual fee of $10,000, and other members of the committee receive an additional annual fee of $3,000; and the Lead Director receives an additional annual fee of $5,000. Under our 2011 Stock-Based Compensation Plan, non-employee directors each receive a grant of options to acquire 5,000 shares of our common stock on the date they are first elected as directors of our company, which vest at a rate of 33% per year beginning on the applicable grant date. Non-employee directors also currently receive grants of options to purchase 10,000 shares of common stock each year, which vest immediately on the applicable grant date. We reimburse our directors for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees. We also encourage our directors and their spouses, when applicable, to attend, at our cost, special corporate events with our employees, suppliers, and others when possible.

The following table sets forth the compensation paid by us to non-employee directors for the fiscal year ended September 30, 2012. Messrs. McGill and McLamb do not receive any compensation for service on our Board of Directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Hilliard M. Eure III	$73,000	$101,880	$174,880
John B. Furman(3)	$32,500	$101,880	$134,380
Robert S. Kant	$40,000	$101,880	$141,880
Russell J. Knittel	$58,750	$101,880	$160,630
Charles R. Oglesby(4)	$24,000	$63,228	$87,228
Joseph A. Watters	$55,000	$101,880	$156,880
Dean S. Woodman	$55,500	$101,880	$157,380

(1)	Messrs. Kant, Knittel, Oglesby, Watters, and Woodman elected to receive $40,000, $38,171, $24,000, $27,482, and $27,730, of their respective annual retainers in shares of our common stock.

(2)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining grant date fair value of our awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended September 30, 2012. We estimated the grant date fair value of each stock option award on the date of grant using the Black-Scholes option pricing model and recognize the compensation expense over the vesting period. See Note 11 to the Consolidated Financial Statements included in our Form 10-K for the year ended September 30, 2012 for a discussion of the relevant assumptions used in determining grant date fair value of our stock option awards pursuant to ASC 718. For further information on these awards, see the Grants of Plan-Based Awards table in the “Executive Compensation” section of this proxy statement. There were no forfeitures of stock options by any directors in fiscal 2012. The grant date fair value of the stock options granted during fiscal 2012 was approximately $674,508. All directors, excluding Mr. Oglesby, received grants of options to purchase 10,000 shares of common stock that would vest upon our company’s achievement of annual fiscal profitability in accordance with generally accepted accounting principles in the United States. The performance was deemed to have been met for the 2012 fiscal year on December 7, 2012, resulting in vesting of the options.

(3)	Mr. Furman resigned from our Board of Directors on June 7, 2012.

(4)	Mr. Oglesby was elected to our Board of Directors on June 7, 2012.

Our Team Member Discount Policy enables our directors to purchase products and services from us at a discount available to all of our full time employees, subject to the restrictions set forth in the plan. Messrs. Oglesby and Woodman purchased products or services from us during fiscal 2012 in accordance with the plan.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the committee must be “independent” of our company and management, as independence is defined in applicable rules of the New York Stock Exchange and the Securities and Exchange Commission listing standards.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor and internal audit function. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our Board of Directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the Securities and Exchange Commission, and amended rules of the New York Stock Exchange.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by the guidelines of the SEC, the Sarbanes-Oxley Act of 2002, Statement on Auditing Standards No. 61, as amended, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held nine meetings during fiscal 2012.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2012 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee of our Board of Directors.

January 10, 2013	Hilliard M. Eure III, Chairman

Russell J. Knittel

Dean S. Woodman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended September 30, 2012, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section  16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date for (i) all directors, our Chief Executive Officer, and our other named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation,” (ii) all directors and the named executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number(2)		Percent(2)
Directors and Executive Officers:
William H. McGill Jr.	575,438	(3)	2.4%
Michael H. McLamb	253,099	(4)	1.1%
Charles A. Cashman	40,947	(5)	*
William Brett McGill	56,069	(6)	*
Kurt M. Frahn	55,954	(7)	*
Paulee C. Day	41,713	(8)	*
Hilliard M. Eure III	92,500	(9)	*
Robert S. Kant	144,817	(10)	*
Russell J. Knittel	75,677	(11)	*
Charles R. Oglesby	19,376	(12)	*
Joseph A. Watters	126,080	(13)	*
Dean S. Woodman	162,275	(14)	*
All directors and named executive officers as a group (includes 12 current executive officers and directors)	1,643,945		6.9%
5% Stockholders:
FMR LLC.	3,462,566	(15)	14.6%
Janus Capital Management LLC	2,693,904	(16)	11.3%
T. Rowe Price Associates, Inc.	2,282,760	(17)	9.6%
Royce & Associates, LLC	1,936,313	(18)	8.1%
BlackRock, Inc.	1,847,724	(19)	7.8%
Dimensional Fund Advisors LP	1,764,336	(20)	7.4%
Schneider Capital Management Corporation	1,430,633	(21)	6.0%

*	Less than 1%.

(1)	Unless otherwise indicated, all persons listed can be reached at our company offices at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764, and have sole voting and investment power over their shares.

(2)	The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options that may be exercised and restricted stock that may vest within 60 days after December 27, 2012. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3)	Includes 268,598 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 37,000 shares of common stock issuable upon vesting of restricted stock units and (ii) 138,002 shares of common stock issuable upon exercise of unvested stock options.

(4)	Includes 146,498 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 18,000 shares of common stock issuable upon vesting of restricted stock units, and (ii) 69,002 shares of common stock issuable upon exercise of unvested stock options.

(5)	Includes 34,792 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 7,773 shares of common stock issuable upon vesting of restricted stock units, and (ii) 39,376 shares of common stock issuable upon exercise of unvested stock options.

(6)	Includes 56,069 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 7,773 shares of common stock issuable upon vesting of restricted stock units, and (ii) 39,376 shares of common stock issuable upon exercise of unvested stock options.

(7)	Includes 40,609 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 6,250 shares of common stock issuable upon vesting of restricted stock units, and (ii) 31,266 shares of common stock issuable upon exercise of unvested stock options.

(8)	Includes 35,734 shares of common stock issuable upon the exercise of stock options. Amount excludes (i) 6,250 shares of common stock issuable upon vesting of restricted stock units, and (ii) 31,266 shares of common stock issuable upon exercise of unvested stock options.

(9)	Includes 92,500 shares issuable upon the exercise of stock options.

(10)	Includes 91,000 shares issuable upon the exercise of stock options.

(11)	Includes 60,000 shares issuable upon the exercise of stock options.

(12)	Includes 16,667 shares issuable upon the exercise of stock options. Amount excludes 3,333 shares of common stock issuable upon exercise of unvested stock options.

(13)	Includes 91,000 shares issuable upon the exercise of stock options.

(14)	Includes 124,000 shares issuable upon the exercise of stock options.

(15)	Represents 3,462,566 shares of common stock beneficially owned by FMR LLC. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 3,462,094 of such shares as a result of its acting as investment adviser to various investment companies (the “Fidelity Funds”). The ownership of one such Fidelity Fund, Fidelity Low-Priced Stock Fund, amounted to 1,425,335 shares. Edward C. Johnson III and FMR LLC, through its control of Fidelity Management & Research Company, each has sole power to dispose of the 3,462,094 shares owned by the Fidelity Funds. Neither FMR LLC nor Edward C. Johnson III, as Chairman of FMR LLC, has sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ board of trustees. Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR LLC and a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 472 such shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over the 472 shares owned by Pyramis Global Advisors Trust Company. The address of FMR LLC and Fidelity Low-Priced Stock Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(16)

Represents 2,693,904 shares of common stock beneficially owned by Janus Capital Management LLC (“Janus Capital”). Janus Capital has a direct 94.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”).

Janus Capital, Perkins, and INTECH are registered investment advisers, each furnishing investment advice to various investment companies and to individual and institutional clients (collectively, the “Managed Portfolios”). The Managed Portfolios have the right to receive all dividends from, and the proceeds from the sale of, the securities held in their respective accounts. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 2,693,904 shares held by such Managed Portfolios. The interest of one of the Managed Portfolios, Perkins Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, amounted to 2,000,000 shares of common stock, and as such, Perkins Small Cap Value Fund has sole voting and dispositive power over such shares. The address of Janus Capital and Perkins Small Cap Value Fund is 151 Detroit Street, Denver, Colorado 80206.

(17)	Represents 2,282,760 shares of common stock beneficially owned by T. Rowe Price Associates, Inc. in its capacity as investment advisor on behalf of its clients. T. Rowe Price Associates, Inc. has sole voting power over 783,900 of such shares and sole dispositive power over all of such shares. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(18)	Represents an aggregate of 1,936,313 shares of common stock beneficially owned by Royce & Associates, LLC, in its capacity as investment adviser on behalf of various accounts under its management. The interest of one such account, Royce Low Priced Stock Fund, a registered investment company, amounted to 1,415,750 shares. Royce & Associates, LLC has sole voting and dispositive power over all such shares. The address of Royce & Associates, LLC and Royce Low Priced Stock Fund is 745 Fifth Avenue, New York, New York 10151.

(19)

Represents an aggregate of 1,847,724 shares of common stock beneficially owned by BlackRock, Inc., in its capacity as a parent holding company on behalf of certain of its subsidiaries. BlackRock, Inc. has sole voting and dispositive power over all such shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(20)	Represents an aggregate of 1,764,336 shares of common stock beneficially owned by Dimensional Fund Advisors LP in its capacity as investment adviser on behalf of its clients. Dimensional Fund Advisors LP has sole voting power over 1,718,364, of such shares and sole dispositive power over all such shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(21)	Represents an aggregate of 1,430,633 shares of common stock beneficially owned by Schneider Capital Management Corporation, in its capacity as investment adviser on behalf of its clients. Schneider Capital Management Corporation has sole voting power over 759,981 shares and sole dispositive power over all such shares. The address of Schneider Capital Management Corporation is 460 E. Swedesford Road, Suite 2000, Wayne, Pennsylvania 19087.

PROPOSAL TWO

AMENDMENT TO THE 2011 STOCK-BASED COMPENSATION PLAN

Background

Our Board of Directors has approved a proposal to amend our 2011 Stock-Based Compensation Plan, or 2011 Plan, subject to approval by our stockholders at the meeting.

The 2011 Plan, adopted by our Board of Directors in 2010 and approved by our stockholders in 2011, is a significant part of our compensation program by providing eligible executives, employees, officers, directors, consultants, and independent contractors with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. See “Executive Compensation — 2011 Stock-Based Compensation Plan” for a description of the material terms of the 2011 Plan.

Reasons for and Effect of the Proposed Amendment

Initially, the number of shares of common stock that may be issued under the 2011 Plan was 1,200,456, consisting of 1,000,000 shares, plus (i) any shares available for issuance and not subject to an award under the 2007 Plan, (ii) the number of shares with respect to which awards granted under the 2011 Plan and the 2007 Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2011 Plan and the 2007 Plan, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2011 Plan and the 2007 Plan.

As of September 30, 2012, there were 1,062,448 shares of common stock available for issuance under the 2011 Plan. Due to share issuances, other activity subsequent to the end of our 2012 fiscal year, and assuming the maximum number of RSUs will vest, there were 490,340 shares of common stock available for issuance under the 2011 Plan as of the record date. Our Board of Directors determined that an increase in the 1,200,456 share limitation was necessary to provide a sufficient number of shares to enable our executive officers and other key employees to continue to acquire ownership interests in our company and thereby further align their interests with the interests of our other stockholders. Accordingly, our Board of Directors amended the 2011 Plan to increase the 1,200,456 share threshold by 1,000,000 shares to 2,200,456 shares, subject to approval by our stockholders at the meeting.

Our Board of Directors believes that the approval of the proposed amendment to the 2011 Plan is necessary to achieve the purposes of the 2011 Plan and to promote the welfare of our company and our stockholders. Looking toward the future, we have limited availability under the 1,200,456 share limitation for future issuances to eligible executives, employees, officers, directors, consultants, and independent contractors, and accordingly, the need has arisen for an amendment to increase the limitation on the shares issuable under the 2011 Plan. Based on the current rate of share issuances under the 2011 Plan, if our stockholders do not approve this amendment, our company believes that the amount of shares issuable under the 2011 Plan will be fully exhausted prior to the end of our 2014 fiscal year ending September 30, 2014. Our Board of Directors believes that the proposed amendment to the 2011 Plan will aid our company in attracting and retaining eligible employees and motivating such persons to exert their best efforts on behalf of our company. In addition, we expect that the proposed amendment is necessary to ensure the continued alignment of interests of our officers and employees with that of the stockholders.

2011 Plan Benefits

Benefits obtained by our executive officers, directors, and employees under our 2011 Plan are made on a discretionary basis. Accordingly, it is not possible to determine the benefits that will be received by our executive officers, directors and our other employees under the 2011 Plan in fiscal 2013.

Approval by Stockholders of the Amendment to the 2011 Plan and Board Recommendation

The amendment will be effective upon approval of the amendment to the 2011 Plan by a majority of votes cast by our stockholders. In the event that the amendment to the 2011 Plan is not approved by the stockholders, the current 1,200,456 share limitation of the 2011 Plan will remain in effect.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR 2011 STOCK-BASED COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 1,000,000 SHARES FROM 1,200,456 TO 2,200,456.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers during our last completed fiscal year), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 13. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program links cash incentive compensation to the achievement of pre-established corporate financial performance objectives and provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive-related compensation tables for more information.

Base Salaries.    We target base salaries at levels that enable us to attract, motivate, and retain highly qualified executives, with base salaries generally set at levels below those of our peer companies taking into account the possibility of the receipt by our executives of performance-based incentive bonuses. From fiscal 2010 to fiscal 2011, for the named executives that were reported in either year and employed during both years, base salaries increased, on average, 7%, including base salary increases for officers who assumed additional responsibilities. From fiscal 2011 to fiscal 2012, using the same parameters, base salaries increased, on average, 3%, including base salary increases for officers who assumed additional responsibilities. The base salary of our Chief Executive Officer has not increased over our last three fiscal years.

We maintain a performance-based cash incentive compensation program.    We annually establish a performance-based cash incentive compensation program designed to reward individuals for performance based on certain aspects of our company’s financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value. Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders.    We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to develop and maintain a meaningful ownership position in our common stock. Among other factors, the amount of stock-based awards granted takes into account stock-based awards previously granted to an individual. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards also are intended to align compensation with the price performance of our common stock. Historically, our stock-based compensation has been through the grant of stock options and RSUs. Stock based compensation typically vests over a period of years to encourage executive retention and emphasize long-term performance and may also include specific performance metrics to be earned.

Independent Compensation Consultant.    From time to time, the Compensation Committee retains and works closely with Compensia, a leading independent executive compensation firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending September 30, 2013, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended September 30, 2011 and 2012 by Ernst & Young LLP, are as follows:

	2011	2012
Audit Fees	$460,433	$408,485
Audit-Related Fees(1)	$1,995	$1,995
Tax Fees	$0	$25,000
All Other Fees	$0	$0

(1)	Amounts consisted of fees billed to our company for our use of Ernst & Young LLP’s online technical research service.

Fees for audit services include fees associated with the annual audit, including the audit of the effectiveness of internal control over financial reporting, the reviews of our quarterly reports and other filings with the SEC. Tax fees included tax compliance and tax planning services.

Audit Committee Pre-Approval Policies and Procedures

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Ernst & Young LLP described above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Ratification by Stockholders of the Appointment of Independent Auditor

Ratification of the appointment of Ernst & Young LLP to audit the consolidated financial statements of our company for the fiscal year ending September 30, 2013 will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending September 30, 2013 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. In general, to be timely under these procedures, notice of such nomination or business related to our 2014 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than October 23, 2013 and no later than November 22, 2013 if our 2014 Annual Meeting of Stockholders is held on a day that is between January 21, 2014 and May 1, 2014; or (b) if the annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2014, except in circumstances where (i) we receive notice of the proposed matter no later than November 28, 2013, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: January 10, 2013

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ElEcTRONIc DElIVERY OF FuTuRE PROXY MATERIAlS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. MARINEMAX, INC. 18167 U.S. HIGHWAY 19N SUITE 300 CLEARWATER, FL 33764 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MARINEMAX Maximizing Your Enjoyment on the water TM M51168-P32212 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MARINEMAX, INc. The Board of Directors recommends a vote “for” each director nominee and “for” the approval of proposals 2, 3, and 4. 1. Election of Directors Nominees: 1a. Hilliard M. Eure III 1b. Joseph A. Watters 1c. Dean S. Woodman For Against Abstain 2. To approve the amendment to the 2011 Stock-Based Compensation Plan. 3. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (say-on-pay). 4. To ratify the appointment of Ernst & Young LLP as our independent auditor for the year ending September 30, 2013. And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. NOTE: THIS PROXY WIll BE VOTED AS DIREcTED OR, IF NO cONTRARY DIREcTION IS INDIcATED, FOR THE ElEcTION OF THE THREE DIREcTORS NAMED ABOVE, EAcH TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2016, FOR PROPOSAlS 2, 3, AND 4, AND AS SAID PROXIES DEEM ADVISABlE ON SucH OTHER MATTERS AS MAY cOME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. Yes No For Against Abstain Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on February 20, 2013: The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com. M51169-P32212 This Proxy is Solicited on Behalf of the Board of Directors MARINEMAX, INc. 2013 ANNuAl MEETING OF STOcKHOlDERS The undersigned stockholder of MARINEMAX, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated January 10, 2013, and hereby appoints William H. McGill, Jr. and Michael H. McLamb and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of MARINEMAX, INC., to be held on Wednesday, February 20, 2013, at 8:00 a.m., local time, at 18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida 33764 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card. THE BOARD OF DIREcTORS REcOMMENDS A VOTE “FOR” THE ElEcTION OF THE NOMINEE DIREcTORS, “FOR” THE APPROVAl OF THE AMENDMENT TO THE 2011 STOcK-BASED cOMPENSATION PlAN, “FOR” THE SAY-ON-PAY PROPOSAl, AND “FOR” THE RATIFIcATION OF THE APPOINTMENT OF ERNST AND YOuNG llP AS THE INDEPENDENT AuDITOR OF OuR cOMPANY FOR THE FIScAl YEAR ENDING SEPTEMBER 30, 2013. PlEASE SIGN, DATE, AND RETuRN PROMPTlY IN THE ENclOSED ENVElOPE. FOR ADDRESS cHANGES AND/OR cOMMENTS, PlEASE cAll 727-531-1700 OR E-MAIl INVESTORRElATIONS@MARINEMAX.cOM. continued and to be signed on reverse side